    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2002

                                                      REGISTRATION NO. 333-74464
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                        REGENERON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

                          NEW YORK                                                    13-3444607
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)
                                               777 OLD SAW MILL RIVER ROAD
                                                TARRYTOWN, NEW YORK 10591
                                                     (914) 347-7000
                                   (Address, including zip code and telephone number,
                            including area code, of registrant's principal executive offices)

                             ---------------------

                            STUART A. KOLINSKI, ESQ.
                                GENERAL COUNSEL
                        REGENERON PHARMACEUTICALS, INC.
                          777 OLD SAW MILL RIVER ROAD
                         TARRYTOWN, NEW YORK 10591-6707
                                 (914) 347-7000
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                   COPIES TO:

                 DAVID J. GOLDSCHMIDT, ESQ.                                       JI HOON HONG, ESQ.
          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                               SHEARMAN & STERLING
                     FOUR TIMES SQUARE                                           599 LEXINGTON AVENUE
               NEW YORK, NEW YORK 10036-6522                                   NEW YORK, NEW YORK 10022
                       (212) 735-3000                                               (212) 848-4000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED JANUARY 23, 2002


                                  $200,000,000

                        REGENERON PHARMACEUTICALS, INC.
             5 1/2% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     On October 17, 2001, we issued and sold $200,000,000 aggregate principal amount of our 5 1/2% Convertible Senior Subordinated Notes due 2008 in a private placement. This prospectus will be used by selling securityholders to resell the notes and register and sell the common stock issuable upon conversion of the notes.

     The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of approximately $30.25 per share, which is equal to a conversion rate of 33.0565 shares per $1,000 principal amount of notes, subject to adjustment.

     We will pay interest on the notes on April 17 and October 17 of each year, beginning April 17, 2002. The notes will mature on October 17, 2008.

     We may provisionally redeem some or all of the notes at any time before October 17, 2004 at prices set forth in this prospectus under "Description of Notes -- Provisional Redemption by Regeneron." We may also optionally redeem some or all of the notes at any time on or after October 17, 2004, at prices set forth in this prospectus under "Description of Notes -- Optional Redemption by Regeneron."

     The notes are unsecured (except to the extent described in this prospectus) and subordinated to our existing and future senior indebtedness. The notes will rank equally with our existing and future senior subordinated indebtedness.

     We have pledged a portfolio of U.S. government securities as security for the notes, in an amount sufficient to pay the first six scheduled interest payments on the notes.

     Our common stock is quoted on the Nasdaq National Market under the symbol "REGN." On January 18, 2002, the closing bid price of our common stock as reported on the Nasdaq National Market was $27.43 per share.

     INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is January 23, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Ratio of Earnings to Fixed Charges..........................   14
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Description of the Notes....................................   15
Description of Capital Stock................................   30
Selling Securityholders.....................................   32
Plan of Distribution........................................   34
Legal Matters...............................................   36
Experts.....................................................   36

                            ------------------------

     In this prospectus, "Regeneron," "our company," "we," "us," "the issuer," "the registrant," and "our" refer to Regeneron Pharmaceuticals, Inc., references to our "common stock" shall include the rights attached to such common stock in accordance with our shareholder rights plan and references to our "common shares" shall mean, collectively, our shares of common stock and Class A stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the SEC's regional office located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings we make with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any filings thereafter and prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     (1) our definitive Proxy Statements filed on April 30, 2001 and November 21, 2001;

     (2) our Annual Report on Form 10-K for the year ended December 31, 2000;

     (3) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     (4) our Current Reports on Form 8-K filed on October 12, 2001; and

     (5) the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed on February 20, 1991, as amended by a Form 8 filed on March 27, 1991.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Regeneron Pharmaceuticals, Inc.
     777 Old Saw Mill River Road
     Tarrytown, New York 10591-6707
     (917) 347-7000
     Attention: Murray A. Goldberg
     Chief Financial Officer

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things, statements relating to:

     - our anticipated business strategies;

     - our anticipated clinical trials;

     - our intention to introduce new product candidates;

     - our relationships with collaborators;

     - anticipated trends in our businesses;

     - future capital expenditures; and

     - our ability to conduct clinical trials and obtain regulatory approval.

     The forward-looking statements included in this prospectus or in the documents incorporated by reference herein are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our competitors in developing products equal or superior to ours, the success of our collaborative relationships and the other reasons described under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.

                                    SUMMARY

     The following summary highlights information contained in other parts of this prospectus or incorporated by reference in this prospectus. You should read this summary together with the more detailed information elsewhere in this prospectus and in our financial statements and accompanying notes and other information incorporated by reference in this prospectus.

REGENERON PHARMACEUTICALS, INC.

     We are a biopharmaceutical company that discovers, develops and intends to commercialize therapeutic drugs for the treatment of serious medical conditions. Our product pipeline includes product candidates for the treatment of obesity, rheumatoid arthritis and other inflammatory conditions, cancer and related disorders, allergies, asthma, and other diseases and disorders. Since inception, we have not generated sales or any profits from the commercialization of any of our product candidates.

     Our core business strategy is to combine our strong foundation in science and technology with state-of-the-art manufacturing and clinical development capabilities to build a successful, integrated biopharmaceutical company. Our efforts have yielded a diverse and growing pipeline of product candidates that have the potential to address a variety of unmet medical needs. Our ability to develop product candidates results from the application of our technology platforms. In contrast to basic genomics approaches which attempt to identify every gene in a cell or genome, our technology platforms are designed to discover specific genes of therapeutic interest for a particular disease or cell type. We will continue to invest in the development of enabling technologies to assist in our efforts to identify, develop, and commercialize new product candidates.

                            ------------------------

     We are a New York corporation organized on January 8, 1988. Our executive offices are at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707 and our telephone number is (914) 347-7000.

                                  THE OFFERING

     The following is a brief summary of the terms of the notes. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer........................   Regeneron Pharmaceuticals, Inc.

Notes offered.................   $200,000,000 aggregate principal amount of
                                 5 1/2% Convertible Senior Subordinated Notes due 2008.

Maturity......................   October 17, 2008.

Interest......................   5 1/2% per annum on the principal amount,
                                 payable semi-annually on April 17 and October
                                 17 of each year, beginning April 17, 2002.

Conversion rights.............   The notes are convertible at the option of the
                                 holder at any time on or prior to maturity into shares of our common stock at a conversion price of approximately $30.25 per share, which is equal to a conversion rate of 33.0565 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment.

Security......................   We have purchased and pledged to the trustee
                                 under the indenture, as security for the notes and for the exclusive benefit of the holders of the notes, $31.6 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments on the notes when due. The notes will not otherwise be secured.

Provisional Redemption........   We may redeem the notes, in whole or in part,
                                 at any time before October 17, 2004 at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to the date of the provisional redemption if (i) the closing price of our common stock has exceeded
                                 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the provisional redemption notice and (ii) during the period that we are obligated under the registration rights agreement to keep this shelf registration statement effective, such shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date.

                                 Upon any provisional redemption, we will make an additional "make-whole" payment in cash with respect to the notes called for redemption in an amount equal to $165 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the provisional redemption date. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the provisional redemption notice date and before the provisional redemption date.

Optional redemption...........   We may redeem all or a portion of the notes on
                                 or after October 17, 2004 at $1,000 per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the optional redemption notice.

Repurchase Upon Change of
Control.......................   Holders of the notes may require us to
                                 repurchase all or part of the holder's notes at 100% of their principal amount, plus accrued and unpaid interest, if any, in certain circumstances involving a change of control.
                                 The repurchase price is payable:

                                 - in cash; or

                                 - at our option, subject to the satisfaction of
                                   certain conditions, in shares of our common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average closing sales prices of our common stock for the five-trading-day period ending on the third business day prior to the repurchase date.

Ranking.......................   The notes are our unsecured (except to the
                                 extent described under "Description of the Notes -- Security") senior subordinated obligations. They rank junior in right of payment to all of our existing and future
                                 Senior Indebtedness (as defined herein), and rank equally with all of our existing and future senior subordinated indebtedness. We had approximately $21.8 million of Senior
                                 Indebtedness outstanding as of December 31, 2001.

Form and denomination.........   The notes were issued in fully registered form.

                                 The notes are represented by one or more global notes, deposited with the trustee as a custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and any transfers are effected only through, records maintained by DTC and its participants.

Use of proceeds...............   We will not receive any of the proceeds from
                                 the sale by any selling securityholder of the notes or shares of common stock offered under this prospectus.

Trading.......................   The notes sold to qualified institutional
                                 buyers are eligible for trading in the PORTAL market; however, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. We do not intend to list the notes on any national securities exchange or the Nasdaq National Market.

Nasdaq symbol for our common
stock.........................   Our common stock is quoted on the Nasdaq
                                 National Market under the symbol "REGN."

Common Shares.................   As of December 31, 2001, there were 41,264,280
                                 shares of common stock and 2,562,689 shares of Class A stock issued and outstanding, our Class
                                 A stock together with our common stock
                                 are our common shares. Holders of our Class A stock are entitled to ten votes per share and the holders of our common stock are entitled to one vote per share. The outstanding shares of Class A stock represented approximately 38.3% of the combined voting power of our outstanding common shares, on that date. The holders of our Class A stock and the holders of our common stock have identical rights, except with respect to voting and conversion rights and restrictions on transferability.

Risk Factors..................   See "Risk Factors" and other information in
                                 this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

                                  RISK FACTORS

     You should carefully consider the following risk factors together with the other information contained in or incorporated into this prospectus before you decide to buy our notes. If any of these risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the notes or our common stock to decline and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS, INDUSTRY AND STRATEGY

  Our research and development programs may be unsuccessful and may not lead to the development of any commercially successful products.

     Only a small minority of all research and development programs ultimately result in commercially successful drugs. We are attempting to develop drugs for human therapeutic uses. In order to begin the development process, we need to identify potential product candidates. Although we currently have several product candidates, our research and development activities may not successfully identify new product candidates. Our ability to commercialize the product candidates we do identify depends on completing clinical trials which demonstrate their safety and efficacy to the satisfaction of the United States Food and Drug Administration (FDA) and applicable foreign regulatory authorities. Clinical trials are a multi-step process as the product candidate is tested in larger populations, and a product candidate could fail at any step. Each stage of clinical development is more costly than the prior stage and we may expend substantial resources on a product candidate and then determine it cannot be successfully commercialized. For example, following a review of the clinical trial data, we and Amgen discontinued the development of Brain-Derived Neurotrophic Factor (BDNF) for the treatment of amyotrophic lateral sclerosis in January 2001.

     We may never obtain regulatory approval for any of our product candidates. Even if the safety and efficacy of our product candidates are demonstrated in clinical trials and the necessary regulatory approvals are obtained, the commercial success of any of our product candidates will depend on our ability to successfully develop, manufacture, and market our product candidates and upon their acceptance by patients, the medical community, and third-party payors. If our products are not successfully commercialized, we will not be able to recover the significant investment we have made in developing such products and our business would be severely harmed.

  We may be required to suspend, repeat, or terminate our clinical trials, which could have a material adverse effect on our business.

     In order to obtain regulatory approval for the commercialization of our product candidates, we will be required to complete extensive clinical trials in humans to demonstrate safety and efficacy of the product candidates. We have limited experience in conducting clinical trials. A clinical trial may be suspended or terminated by us or the FDA, or otherwise fail, for a number of reasons, including:

     - the product candidate may cause unforeseen adverse sides effects, including immune reactions;

     - the time required to determine whether the product candidate is effective may be longer than expected;

     - the product candidate may not appear to be more effective than current available therapies;

     - the failure to enroll a sufficient number of patients meeting eligibility requirements;

     - the clinical investigators, trial monitors, or trial subjects may fail to comply with the trial plan or protocol; or

     - the failure to be able to supply sufficient quantities of the product candidate to complete the trial.

     Success in preclinical and early clinical trials may not be predictive of the results in large-scale trials. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

  We may not be successful in our attempt to broaden our product pipeline as it will require expertise and resources we do not currently have.

     We have expanded from our initial focus on degenerative neurologic diseases and broadened our product pipeline to include drug candidates for the treatment of other diseases. As our scientific efforts lead us in new directions into conditions or diseases outside of our areas of experience and expertise, we will require additional internal expertise or external collaborations in areas in which we currently do not have substantial resources and personnel. As we develop drug candidates independently, we will require additional resources that may be difficult to obtain. If we have to enter into collaboration arrangements with others, we may be required to relinquish rights to some of our technologies, product candidates, or products that we would otherwise pursue independently. We may not be able to acquire the necessary expertise internally or be able to enter into collaboration arrangements on acceptable terms to develop additional drug candidates.

  We have never generated sales or profits and expect to incur losses over the next several years.

     We have not received revenue from the commercialization of our product candidates. We do not expect to receive any revenue from the commercialization of our product candidates for at least the next several years. We intend to continue to invest significantly in our product candidates. We have incurred losses in each year since inception of operations in 1988. As of September 30, 2001, we had an accumulated deficit of $271.3 million. We may never have an approved or commercially successful product or achieve significant revenues or profitable operations. If we fail to gain approval from the FDA to commercialize a product candidate, we may not be able to earn sufficient revenue to continue as a going concern.

  We currently receive revenue from third parties; if we do not receive these revenues, we may need to find alternative sources of funding for our research and development activities.

     To date, we have received revenues from (1) our licensees and collaborators for research and development efforts, (2) Merck & Co. Inc. and Sumitomo Pharmaceuticals Co., Ltd. for contract manufacturing, and (3) investment income. We may not continue to receive these revenues or the amount of these revenues may be dramatically reduced. In the absence of these revenues, we will have to obtain other sources of funding to continue to conduct our research and development activities.

     For example, in January 2001, Amgen-Regeneron Partners discontinued all clinical development of BDNF, which is licensed to Sumitomo Pharmaceuticals for development in Japan. As a result, we do not expect to receive further payments from Sumitomo Pharmaceuticals in connection with the licensing of BDNF. We recognized revenue from Sumitomo Pharmaceuticals of $0.2 million in the nine months ended September 30, 2001, $7.6 million in 2000, $0.1 million in 1999, and $8.8 million in 1998.

  We may require additional financing, which may be difficult to obtain and may dilute the ownership interest of shareholders.

     We have had negative cash flow from operations in each year since our inception. We expect that the funding requirements for our activities will remain substantial and could increase significantly if our development or clinical trial programs are successful or our research is expanded. For example, the costs of conducting our Phase III clinical program for AXOKINE, if successful, would likely exceed $75 million or more.

     We anticipate that the net proceeds from our sale on October 17, 2001 of $200 million aggregate principal amount of our 5 1/2% Convertible Senior Subordinated Notes due 2008, together with our cash, cash equivalents, and marketable securities of $268.0 million as of September 30, 2001, will be sufficient for our working capital needs until 2003. However, we may need additional funding sooner due to a number of factors, including:

     - the speed with which some of our earlier stage developmental products move into later stage clinical development;

     - the identification of additional product candidates;

     - the identification of new indications for a potential product in later stage clinical trials;

     - the termination of any of our collaboration agreements;

     - the acquisition of technologies or product candidates;

     - the pursuit of new business opportunities;

     - the cost of developing a marketing or sales force; and

     - the cost of developing or defending our patents, patent applications, and other intellectual property rights.

     We have no established banking arrangements through which we can obtain short-term financing or a line of credit. We may seek additional funding through collaborative arrangements and public or private financing. Additional financing may not be available to us on acceptable terms or at all. If we are unable to obtain additional funding when needed, we may have to delay or scale back some of our programs or grant to third parties rights to development or other product rights. If we raise additional funds by issuing equity securities or equity-related securities, further dilution to our then existing shareholders may result.

  Undesirable and unintended side effects of AXOKINE may terminate, interrupt or delay clinical studies and could ultimately prevent or limit its commercial use.

     Various side-effects have been reported during the clinical trials of AXOKINE, our only product candidate that has completed Phase II trials. During the Phase I study that was conducted in 1999, incidents of nausea, vomiting, and recurrence of herpes simplex virus, or HSV, were reported by patients taking AXOKINE. Recurrence of HSV was also reported in previous clinical studies of CNTF, AXOKINE's parent molecule. In addition, in the Phase I study, one patient who was HSV positive prior to treatment and had been previously diagnosed with Bell's palsy, had a recurrence of Bell's palsy approximately two weeks after the patient's last administration of AXOKINE. In the recently completed Phase II study of AXOKINE, reported side effects included injection site reactions, nausea, cough, and vomiting.

     Although AXOKINE was generally well tolerated in the recently completed Phase II trial, it is possible that as we test AXOKINE in a large and extended Phase III trial, these side effects, as well as side effects that did not occur or went undetected in smaller clinical trials, will become apparent.

  We face substantial competition which may result in others discovering, developing or commercializing products before or more successfully than we do.

     There is substantial competition in the biotechnology and pharmaceutical industries from pharmaceutical, biotechnology, and chemical companies. Our competition includes Hoffmann-La Roche, Inc., Merck, Abbott Laboratories, Inc., Immunex Corporation, Amgen Inc. and others. Each have products under development or currently available for sale that address the same or similar medical conditions as some of our product candidates. Many of our competitors have substantially greater research, preclinical, and clinical product development and manufacturing capabilities, and financial, marketing and human resources than we do. Our smaller competitors may also obtain a significant competitive advantage if they acquire or discover patentable inventions, form collaborative arrangements, or merge with large pharmaceutical companies. Even if we achieve product commercialization, one or more of our competitors may achieve product commercialization earlier than we do or obtain patent protection that can exclude us from the market or adversely affect our activities. Our ability to compete will depend on how fast we can develop safe and effective product candidates, obtain patent protection, complete clinical testing, obtain regulatory approval to commercialize our product candidates, and supply commercial quantities of the product to the market.

     If a competitor announces a successful clinical study involving a product that may be competitive with one of our product candidates or an approval by a regulatory agency to market a competing product, such announcement may have a material adverse effect on our operations, or future prospects, the price of our common stock and the notes.

     We also compete with academic institutions, governmental agencies, and other public or private research organizations, which conduct research, seek patent protection and establish collaborative arrangements for the development and marketing of products that would provide royalties for use of their technology. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of the technology that they have developed. Products developed in this manner may compete directly with products we develop. We also compete with others in acquiring technology from such institutions, agencies, and organizations.

  Collaborative efforts with our academic and corporate partners may fail or be terminated, resulting in significant delays and substantial increases in our costs for research, development, and commercialization of some of our product candidates.

     We are party to various arrangements with academic and corporate partners and others. Our collaborators may also be our competitors, such as Amgen. The successful development of product candidates covered by these arrangements depends upon these outside parties fully performing their contractual responsibilities. If any of our collaborators breaches, or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner consistent with the applicable contractual terms, the development or commercialization of the product candidate or research program under such collaborative arrangement may be delayed. If that is the case, we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional funds or other resources to such development or commercialization, or such development or commercialization could be terminated.

     For example, our collaboration agreement with Procter & Gamble has an "opt-out" provision whereby a party may decline to participate further in a research or product development program. In such cases, the opting-out party will generally not have any further funding obligation and will not have any rights to the product or program in question (but may be entitled to a royalty on any product sales). If Procter & Gamble were to opt out of a product development program, and we were not to find a new partner, we would bear the full cost of the program which may be substantial. In addition, disagreements between collaborators and us could lead to delays in the collaborative research, development, or commercialization of certain products or could require or result in formal legal process or arbitration for resolution. These consequences could be time-consuming and expensive and could have material adverse effects on us.

     We may seek additional collaborative arrangements to develop and commercialize our products in the future. We may not be able to negotiate collaborative arrangements on favorable terms and these collaborative arrangements may not be successful. In addition, our collaborative partners may pursue alternative technologies or develop alternative compounds independently or in collaboration with others as a means of developing treatments for the diseases targeted by their collaborative programs with us.

  If we cannot successfully manufacture our product candidates in an efficient manner, our ability to conduct clinical trials and commercialize our product candidates would be impaired.

     Our ability to conduct timely preclinical and clinical research and development programs, obtain regulatory approval, commercialize our product candidates and fulfill our contract manufacturing obligations to others will depend, in part, upon our ability to manufacture our products, either directly or through third parties, in accordance with FDA and other regulatory requirements.

     We may not be able to manufacture products successfully or in a cost-effective manner at our facilities. We may also have difficulties obtaining the raw materials and supplies necessary to manufacture our product candidates or the products we manufacture for others. If we are unable to use our own manufacturing facilities or to contract with a third-party to manufacture our products on acceptable terms, we may not be able to conduct certain future preclinical and clinical testing or to supply commercial quantities of our product candidates. Our dependence upon third parties for the manufacture of some of our products and related therapies may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis. For example, we are aware of only one supplier of the reagent necessary to produce a pegylated formulation of AXOKINE, which is substantially longer acting than unmodified AXOKINE in preclinical studies. Any problems with the supply of reagent from this vendor could result in the delay or interruption in the development of any pegylated form of AXOKINE.

     In addition, if our manufacturing facilities fail to comply with FDA and other regulatory requirements, we will be required to suspend manufacturing. This will have a material adverse effect on our financial condition, results of operations, and cash flow.

  Since we have no sales and marketing experience or infrastructure, we may have to engage third parties to market our products or develop this experience and infrastructure internally which would be time consuming and expensive.

     We have no internal sales, marketing, and distribution experience or infrastructure and may have to rely significantly on arrangements with third parties in order to perform these functions. If we choose to depend on third parties for the marketing and sale of our products, the cost of using such third parties may adversely affect our profit margins. If we decide to perform sales, marketing, and distribution functions ourselves we would face a number of additional risks, including:

     - we may not be able to attract and build a significant marketing or sales force;

     - the significant cost of establishing a marketing or sales force may not be justifiable in light of any product revenues; and

     - our direct sales and marketing efforts may not be successful.

  We may not be able to attract or retain qualified scientific and management personnel, including our key personnel, on acceptable terms.

     We may not be able to retain our key personnel, in particular (1) our Chairman, P. Roy Vagelos, M.D., (2) our President and Chief Executive Officer, Leonard S. Schleifer, M.D., Ph.D., and (3) our Chief Scientific Officer, George
D. Yancopoulos, M.D., Ph.D., on terms that are acceptable to us. In addition, our anticipated growth and expansion into new areas requiring additional expertise will place increased demands on our resources and require additional management personnel and the development of additional expertise by existing management personnel. Attracting and retaining qualified personnel is critical to our success. Many of our competitors are established pharmaceutical and biotechnology companies that may have greater success in recruiting skilled scientific workers from the limited pool of available talent. The failure to attract and retain management and scientific personnel could have a material adverse effect on our research and development work and on the operation of our business.

  We could be exposed to significant liability claims and our insurance coverage may not be adequate to cover these claims.

     The testing, manufacturing, and marketing of human pharmaceutical products entails significant inherent risks. Their use in clinical trials and their sale may expose us to substantial liability claims. These claims might be made directly by patients, consumers, pharmaceutical companies, or others selling the products. We are insured by product liability insurance policies, the purpose of which is to cover certain claims that could arise during the clinical trials of our product candidates. We may not be able to maintain or renew the insurance we have or obtain additional coverage. If our insurance coverage is insufficient, a significant product liability claim or recall would have a material adverse effect on us.

  If we were required to register as an investment company we would become subject to substantial regulation and our business adversely affected.

     The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or fail certain statistical tests regarding the composition of assets and sources of income and are not primarily engaged in businesses other than investing, holding, owning, or trading securities. We presently satisfy these statistical tests and intend to remain primarily engaged in businesses other than investing, reinvesting, owning, holding, or trading securities. In addition, we are relying on an SEC position that biotechnology companies such as our company are not investment companies required to register under the 1940 Act. We expect to continue to be able to avoid registration requirements of the 1940 Act. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulations with respect to our capital structure, management, operations, transactions with affiliates described in the 1940 Act and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on our business.

RISKS RELATED TO INTELLECTUAL PROPERTY

  We may not be able to obtain and adequately protect our intellectual property rights or avoid infringing the rights of others.

     Our success depends to a large part upon our own, our licensors' and our collaborators' ability to obtain and defend patent rights and other intellectual property rights that are important to the commercialization of our product candidates. We or our licensors or collaborators have filed patent applications on products and processes relating to AXOKINE, Cytokine Traps, VEGF Trap, Angiopoietins, and NT-3, as well as other technologies and inventions in the United States and in certain foreign countries. Although we have obtained a number of U.S. patents, patent applications owned or licensed by us may not result in patents being issued. Moreover, these patents may not afford us protection against competitors with similar technology or products.

     Parts of our technology, techniques, and product candidates may conflict with patents owned by or granted to others. Any patent holders could sue us for damages and seek to prevent us from selling or developing our product candidates.

     In September 2000, Immunex Corporation filed a request with the European Patent Office seeking the declaration of an Opposition regarding the scope of our European patent relating to Cytokine Traps. This is a legal challenge to the validity and scope of our patent. Although we plan to defend the patent diligently, the scope of the patent may be adversely affected following the outcome of the Opposition.

     Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding even if resolved in our favor, absorbs significant financial resources and management time. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products and services without a license from the other party and be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms, if at all.

  If we are not able to keep our trade secrets confidential, our technology and information may be used by others to compete against us.

     In addition to our reliance on patents, we attempt to protect our proprietary products and processes by relying on trade secret laws, nondisclosure and confidentiality agreements, and exclusive licensing arrangements with our employees and certain other persons who have access to our proprietary products or processes or have licensing or research arrangements exclusive to us. These agreements or arrangements may not provide meaningful protection for our proprietary products and processes in the event of unauthorized use or disclosure of such information. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or technology which will adversely affect our competitive position.

  If we breach any of the agreements under which we license technology from others, we could lose license rights that are important to our business.

     We are a party to technology licenses that are important to our business and expect to enter into additional licenses in the future. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. If we fail to comply with these requirements, our licensors may have the right to terminate our licenses which would have a negative impact on our business.

RISKS RELATING TO OUR COMMON STOCK

  Our stock price could be volatile.

     Since the notes are convertible into shares of our common stock, fluctuations in the trading price of our common stock may affect the price of the notes. There has been a history of significant volatility in the market price of shares of biotechnology companies, including our shares, and it is likely that the market price of our common stock will continue to be highly volatile. The following factors may have a significant effect on the market price of our common stock:

     - fluctuations in our operating results;

     - clinical trial results;

     - announcements of technological innovations or new commercial therapeutic products introduced by us or our competitors;

     - governmental regulation;

     - regulatory delays;

     - litigation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety or other implications of the drugs sought to be developed by us or the genetic engineering involved in their production; and

     - general market conditions.

     Any clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

  Our existing shareholders may be able to exert significant influence over matters requiring shareholder approval.

     Holders of Class A stock, who are the shareholders who purchased their stock from us before our initial public offering, are entitled to ten votes per share and holders of common stock are entitled to one vote per share. As of December 31, 2001, holders of Class A stock held 5.8% of the total of our outstanding shares of common stock and Class A stock, or collectively, our common shares, and had

38.3% of the combined voting power of the common shares. These shareholders, if acting together, will be in position to significantly influence the election of our directors and to effect or prevent certain corporate transactions that require majority or supermajority approval of the combined classes, including mergers and other business combinations. This may result in the company taking corporate actions that you may not consider to be in your best interest and may affect the price of our common stock. As of December 31, 2001:

     - our current officers and directors held 8.8% of our outstanding common shares and 36.8% of the combined voting power of our common shares; and

     - our five largest shareholders held 48.6% of our outstanding common shares and 32.2% of the combined voting power of our common shares, in each case, assuming conversion of notes held by them.

  We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

     New York corporate law and our amended and restated certificate of incorporation and by-laws contain provisions that could have the effect of delaying or preventing a change in control of our company or our management that shareholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior shareholder approval, with rights senior to our common stockholders; and

     - a staggered board of directors, so that it would take three successive annual meetings to replace all of our directors.

     In addition, we have a shareholders rights plan which will make it more difficult for a third party to acquire us without the support of our board of directors and principal shareholders.

  A significant number of our shares are eligible for resale. This could reduce our share price and impair our ability to raise funds in new share offerings.

     As of December 31, 2001, our five largest shareholders held 48.6% of our outstanding common shares, assuming conversion of notes held by them. Any of these shareholders acting individually could cause a significant number of shares of our common stock to be sold in the public market which could cause our stock price to decline.

     As of December 31, 2001, we had 43,826,969 common shares outstanding. In addition, we had 9,328,039 outstanding stock options held by our directors, officers and employees as of December 31, 2001. Sales of substantial amounts of shares of our common stock into the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate.

RISKS RELATED TO THE NOTES

  The notes are subordinated to any existing and future Senior Indebtedness.

     The notes are contractually subordinated in right of payment to our existing and future Senior Indebtedness (as the term is defined in the indenture). This means that the payment of the principal and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness. However, payment from the money or the proceeds from the U.S. government securities pledged to the trustee as security for the exclusive benefit of the holders of the notes, as described under "Description of the Notes -- Security" or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "Description of the Notes -- Satisfaction and Discharge," will not be subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this offering memorandum. As of December 31, 2001, we had approximately $21.8 million of Senior Indebtedness. Our Senior Indebtedness ranks prior in right of payment to the notes.

     The indenture does not limit the creation of additional indebtedness. Any significant additional indebtedness incurred may adversely affect our ability to service our debt, including the notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. As a result of these payments, our general creditors may recover more, ratably, than the holders of the notes. In addition, the holders of Senior Indebtedness may restrict or prohibit us from making payments on the notes.

  We may not be able to repurchase the notes, if required.

     In some circumstances involving a Change of Control (as defined below), the holders of the notes may require us to repurchase some or all of the notes. We may not have sufficient financial resources at such time, or the ability to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, the indenture, by the terms of other agreements relating to our Senior Indebtedness and as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our Senior Indebtedness in order to make such payments.

  Our outstanding indebtedness will increase substantially with the issuance of the notes and we may not be able to pay our debt and other obligations.

     As of December 31, 2001, we had approximately $200.6 million in long-term debt which includes $200 million incurred in connection with the sale of the notes. This increased indebtedness will:

     - make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     - significantly increase our interest expense and related debt service costs; and

     - make us more vulnerable in the event of a downturn in our business.

     Currently, we do not have any product sales and we are not generating sufficient cash flow to satisfy the annual debt service payments that will be required as a result of the consummation of the sale of the notes. This may require us to use a portion of the proceeds from the sale of the notes to pay interest or borrow additional funds or sell additional equity to meet our debt service obligations after the first three years when the notes are no longer secured. If we are unable to satisfy our debt service requirements, we will default on the notes.

  An active trading market for the notes may not develop.

     The notes are a new issue of securities for which there is currently no trading market. Although the notes that were sold to qualified institutional buyers pursuant to Rule 144 A are eligible for trading in the PORTAL market, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the notes. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

     - prevailing interest rates and the markets for similar securities;

     - the market price of our common stock;

     - general economic conditions; and

     - our financial condition, financial performance and future prospects.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the fiscal years indicated are stated below. For purposes of computing the ratios, earnings represent income
(loss) from continuing operations before fixed charges and taxes, and fixed charges represent gross interest expense and a portion of rental expense, which is deemed to be representative of the interest factor.

               FISCAL
                YEAR                  RATIO
               ------                 -----
2000                                    *
1999                                    *
1998                                    *
1997                                    *
1996                                    *

     For the nine months ended September 30, 2001, the ratio of earnings to
fixed charges was   *.

     * Due to the registrant's losses in the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and the nine-months ended September 30, 2001, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $17.1 million, $18.9 million, $6.1 million, $8.2 million, $18.2 million and $46.7 million for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 and for the nine-months ended September 30, 2001, respectively, to achieve a coverage of 1:1.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling securityholder of the notes or shares of common stock offered under this prospectus.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not anticipate paying any in the foreseeable future.

                            DESCRIPTION OF THE NOTES

     The notes were issued under an indenture between us and American Stock Transfer & Trust Company, as trustee, to be dated October 17, 2001. The terms of the notes include those provided in the indenture and those provided in the pledge agreement and the registration rights agreement, which we entered into with the initial purchasers. As used in this description, the words "we," "us," "our" or "Regeneron" do not include any current or future subsidiary of Regeneron Pharmaceuticals, Inc.

     The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture, the pledge agreement and the registration rights agreement.

GENERAL

     The notes represent general unsecured (except to the extent described under "-- Security") obligations of Regeneron and will rank junior in right of payment to all of our existing and future senior debt. This means that the payment of the principal, premium, if any, and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness (as defined below). However, payment from the money or the proceeds from the U.S. government securities pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes, as described under "-- Security" or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "-- Satisfaction and Discharge," will not be subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this prospectus. The notes will rank equally with all our existing and future senior subordinated indebtedness. The notes will be convertible into shares of our common stock as described under "-- Conversion Rights." The notes are limited to $200 million aggregate principal amount, and will mature on October 17, 2008, unless earlier redeemed by us or repurchased by us at the option of the holder upon the occurrence of a Change of Control (as defined below).

     The notes bear interest from October 17, 2001 at the rate of 5 1/2% per year. Interest is payable semi-annually on April 17 and October 17 of each year to holders of record at the close of business on the immediately preceding April 2 and October 2, respectively, beginning April 17, 2002. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $10 million may elect to be paid by wire transfer in immediately available funds. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of Senior Indebtedness or any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Regeneron except to the extent described under "-- Repurchase at Option of Holders Upon a Change of Control" below.

SECURITY

     On October 17, 2001, we purchased and pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), $31.6 million of U.S. government securities. These securities, when held and invested by the trustee in accordance with the terms of the pledge agreement that we entered into with the trustee, will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the notes when due.

     The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and are being held by the trustee in a pledge account. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. We may also make additional payments to the trustee to ensure that sufficient funds are available to pay interest then due on the notes if necessary. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an Event of Default (as defined below) under the indenture.

     The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount on the notes. If prior to October 17, 2004:

     - an Event of Default under the notes or the indenture occurs and is continuing; and

     - the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an Event of Default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

     - first, to any accrued and unpaid interest on the notes; and

     - second, to the extent available, to the repayment of a portion of the principal amount of the notes.

     If any Event of Default is not cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will be able to accelerate the notes as a result of that Event of Default.

     For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

     - an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

     - the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

     In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

     Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities and cash, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

CONVERSION RIGHTS

     The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into shares of our common stock, initially at the conversion price of $30.2512 per share is subject to adjustment as described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made to the conversion price of any notes for interest accrued thereon or dividends paid on any common stock.

     If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes, other than notes called for provisional or optional redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No such payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, and in the case of notes tendered for repurchase in connection with a Change of Control, conversion rights will expire at the close of business on the date specified in the Change of Control notice, unless we default in payment of the redemption or Change of Control repurchase price.

     The conversion price will be adjusted for certain events, including:

          (1) the issuance of our common stock as a dividend or distribution on our common stock;

          (2) certain subdivisions and combinations of our common stock;

          (3) the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then current market price of our common stock;

          (4) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or our debt instruments or our assets (including securities, but excluding: (A) those rights and warrants referred to in item (3) above, (B) dividends or distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph and (C) dividends or distributions paid exclusively in cash);

          (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus
     (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 5% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

          (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer for which no adjustments have been made, exceeds 5% of our market capitalization on the expiration of such tender offer.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case, based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which the "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. However, any adjustment that would otherwise be required to be made but for the fact that such 1% threshold has not been met shall be carried forward and taken into account for the purposes of any subsequent adjustments. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     In the case of:

     - any reclassification of or change in our common stock (other than changes resulting from a subdivision or combination); or

     - a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

     We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

PROVISIONAL REDEMPTION BY REGENERON

     We may redeem the notes, in whole or in part, at any time prior to October 17, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the provisional redemption date if:

     - the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice (which date shall be at least 30 days but not more than 60 days prior to the provisional redemption date); and

     - during the period that we are obligated under the registration rights agreement to keep the shelf registration statement effective, such shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

     Upon any provisional redemption, we will make an additional "make-whole" payment in cash with respect to the notes called for redemption to holders on the notice date in an amount equal to $165 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes on or prior to the provisional redemption date. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

OPTIONAL REDEMPTION BY REGENERON

     At any time on or after October 17, 2004, we may redeem some or all of the notes on at least 30 days' but not more than 60 days' notice, at a price equal to $1,000 per $1,000 principal amount, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of holders of record on the relevant record dates to receive interest payments due on an interest payment date, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the optional redemption notice.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

SINKING FUND

     No sinking fund is provided for the notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control (as defined below) occurs, each holder of notes will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is no later than 30 days after the date we give notice of the occurrence of a Change in Control (such date being the repurchase date) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

     We may elect to pay the repurchase price in common stock instead of cash if we so specify in our Change of Control notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing prices of our common stock for the five-trading-day period ending on the third business day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date, as provided in the indenture.

     Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right and specifying our form of payment. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or prior to the 30th day after the date of our notice, written notice to the trustee of the holder's exercise of the holder's repurchase right, together with the notes with respect to which the repurchase right is being exercised.

     Under the indenture, a "Change of Control" of Regeneron will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     - the acquisition by any person (other than permitted holders) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     - any permitted holder files a schedule, form or report in connection with a transaction or event disclosing that such person has become the beneficial owner of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, as a result of which (i) our common stock ceases (or, upon consummation of or immediately following such transaction or event, will cease) to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (ii) less than 5 million shares of our common stock remain held by persons other than permitted holders; or

     - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

             (1) any transaction pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

             (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     For the purposes of the foregoing, "permitted holders" shall mean (A) Leonard S. Schleifer, M.D., Ph.D., our Chief Executive Officer and President, and P. Roy Vagelos, M.D., our Chairman of the Board, and their respective spouses, immediate family members, estates, lineal descendants, executors or administrators, or (B) any trust, corporation or other entity, the beneficiaries, stockholders or other persons beneficially holding an 80% or more controlling interest of which consist of persons or entities referred to in clause (A).

     The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an Event of Default under, or be prohibited or limited by, the terms of our existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until all of our senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our existing or future senior debt. See "-- Subordination" below.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the notes (other than payments made toward the first six scheduled interest payments due on the notes, which payments are derived from the U.S. government securities pledged by us to the trustee for the exclusive benefit of the holders of the notes (hereinafter referred to as "Permitted Interest Payments")) will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined below), whether outstanding on the date of the indenture or thereafter incurred.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Regeneron or to its assets, or any liquidation, dissolution or other winding-up of Regeneron, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Regeneron (except in connection with the consolidation or merger of Regeneron or its liquidation or dissolution following the conveyance, transfer or lease of all or substantially all of its properties and assets upon the terms and conditions described under "-- Mergers and Sales of Assets" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than Permitted Interest Payments and other than any payment or distribution in the form of equity securities or subordinated securities of Regeneron or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of Regeneron of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

     No payment or distribution of any assets of Regeneron of any kind or character, whether in cash, property or securities (other than Permitted Interest Payments and Permitted Junior Securities), may be made by or on behalf of Regeneron on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     No payment or distribution of any assets of Regeneron of any kind or character, whether in cash, property or securities (other than Permitted Interest Payments and Permitted Junior Securities), may be made by or on behalf of Regeneron on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default, pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default"), and receipt by the trustee of written notice thereof from

Regeneron or the representative of holders of the Designated Senior Indebtedness or the trustee for any such holder.

     The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from Regeneron or the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists, or the trustee for any such holder, and shall end on the earliest of:

          (1) 179 days thereafter (provided that any Designated Senior Indebtedness as to which such written notice was given shall not theretofore have been accelerated);

          (2) the date on which such Non-Payment Default is cured, waived or ceases to exist;

          (3) the date on which such Designated Senior Indebtedness is discharged or paid in full; or

          (4) the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Regeneron from the trustee or such other representative initiating such Payment Blockage Period, after which Regeneron will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, if any payment or distribution shall be received by the trustee or any holder of the notes that is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application toward our Senior Indebtedness. Until all of our Senior Indebtedness is paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of Senior Indebtedness to receive distributions.

     Failure by Regeneron to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default (as defined below) and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Regeneron, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

     At December 31, 2001, on a pro forma basis, giving effect to the offering of notes:

     - the total outstanding Senior Indebtedness of Regeneron would have been approximately $221.8 million; and

     - Regeneron would have had no subordinated indebtedness other than the notes.

     "Designated Senior Indebtedness" means any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of Regeneron.

     "indebtedness" means, with respect to any person, without duplication:

     - all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

     - all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

     - indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

     - all capitalized lease obligations of such person;

     - all obligations of such person under or in respect of interest rate agreements or currency agreements;

     - all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

     - all guarantees by such person of indebtedness referred to in this definition or of any other person;

     - all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

     - the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States.

     "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

     "Senior Indebtedness" or "senior debt" means:

     - all obligations of Regeneron, now or hereafter existing, under or in respect of the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Regeneron under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the indenture or thereafter created, incurred or assumed; and

     - the principal of, premium, if any, and interest on all other indebtedness of Regeneron (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.

     Notwithstanding the foregoing, "Senior Indebtedness" and "senior debt" shall not include:

     - indebtedness evidenced by the notes offered hereby;

     - indebtedness of Regeneron that is expressly subordinated in right of payment to Senior Indebtedness of Regeneron;

     - indebtedness of Regeneron that by operation of law is subordinate to any general unsecured obligations of Regeneron;

     - any liability for federal, state or local taxes or other taxes, owed or owing by Regeneron;

     - accounts payable or other liabilities owed or owing by Regeneron to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

     - amounts owed by Regeneron for compensation to employees or for services rendered to Regeneron;

     - indebtedness of Regeneron to any subsidiary or any other affiliate of Regeneron or any of such affiliate's subsidiaries;

     - capital stock of Regeneron;

     - indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

     - indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Regeneron.

EVENTS OF DEFAULT

     Each of the following constitutes an "Event of Default" under the indenture:

          (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes within three business days of the applicable interest payment dates will constitute an Event of Default with no additional grace or cure period;

          (3) our failure to deliver shares of common stock, together with cash in lieu of fractional shares, when such common stock or cash in lieu of fractional shares is required to be delivered upon conversion of a note or upon the exercise of a repurchase right that continues for ten days after such delivery date;

          (4) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5) (A) one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $10.0 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a thirty day period after the date of such default or (B) any of our indebtedness aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a thirty-day period after the date of such acceleration;

          (6) certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

          (7) our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and

          (8) the agreement made by us in favor of the trustee governing the disbursements of funds from the pledge account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on any of the notes when due or in the payment of any redemption or repurchase obligation.

     If an Event of Default specified in clause (6) or clause (7) above occurs and is continuing, then, automatically, the principal of all the notes and the interest thereon shall become immediately due and payable. If an Event of Default shall occur and be continuing, other than with respect to clause (6) or clause (7) above (such default not having been cured or waived as provided under "-- Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

CERTAIN COVENANTS

     The indenture provides that we will not, and will not permit our subsidiaries or other business units to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding (other than if required by law), any indebtedness that is subordinate or junior in right of payment to Senior Indebtedness unless such indebtedness ranks equal or junior in right of payment to the notes. We have the right to incur, create, assume or guarantee or in any other manner become directly or indirectly liable with respect to, or responsible for, or permit to remain outstanding, different layers of Senior Indebtedness that may be subordinate to other Senior Indebtedness.

MERGERS AND SALES OF ASSETS

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

     - the surviving corporation assumes all our obligations under the indenture and the notes;

     - at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and

     - certain other conditions are met.

MODIFICATIONS AND WAIVER

     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

     - adding to our covenants for the benefit of the holders of notes;

     - surrendering any right or power conferred upon us;

     - providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

     - providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

     - reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

     - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     - making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

     - curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

     - adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect; or

     - to evidence and provide for the appointment of a successor trustee.

     Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

     However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

     - change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

     - reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

     - change the currency of payment of such note or interest thereon;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     - modify our obligations to maintain an office or agency in New York City;

     - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes;

     - modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

     - reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

     - all outstanding notes have become due and payable or will become due and payable at their scheduled maturity within one year, or

     - all outstanding notes are scheduled for redemption within one year; and

     - in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

GOVERNING LAW

     The indenture and the notes are governed by, and will be construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     American Stock Transfer & Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. American Stock Transfer & Trust Company is also the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

     In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (1) October 17, 2003; (2) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or
(3) the sale pursuant to this shelf registration statement of all securities registered hereunder.

     We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if this registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registrations rights agreement for a description of these liquidated damages.

BOOK-ENTRY SYSTEM

     The notes were originally issued in the form of a global security issued in reliance on Rule 144A. Upon the issuance of a global security, DTC (referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the notes represented by such global security. Such accounts were designated by the initial purchasers with respect to notes placed by the initial purchasers for us. The notes that are sold under this prospectus will be represented by a new unrestricted global security. Upon issuance of this new global security, the depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the notes represented by the new unrestricted global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with the depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of those ownership interests through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

     We will make payment of principal, premium, if any, and interest on notes represented by any such global security to the depository or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of Regeneron, the trustee, any agent of Regeneron, or the trustee or the initial purchasers will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in global security representing any notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests. We have been advised by the depository that, upon receipt of any payment of principal, premium, if any, or interest on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will pay principal, premium, if any, and interest on the notes and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

     So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the notes represented by such global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as the nominee. Except as provided above, owners of beneficial interests in a global security will not be entitled to have the notes represented by the global security registered in their name, will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The depository has advised us that the depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 160,000,000 shares of common stock, par value $.001 per share, 40,000,000 shares of Class A stock, par value $.001 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 2001, 41,264,280 shares of our common stock were outstanding and held by 623 shareholders of record and 2,562,689 shares of our Class A stock were outstanding and held by 63 shareholders of record. The following is a summary description of our capital stock. For more information, see our Restated Certificate of Incorporation, a copy of which is incorporated by reference as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2000.

COMMON STOCK AND CLASS A STOCK

     General. The rights of holders of common stock and holders of Class A stock are identical except for voting and conversion rights, and restrictions on transferability.

     Voting Rights. The holders of Class A stock are entitled to ten votes per share and the holders of common stock are entitled to one vote per share. Except as otherwise required by law or as described below, holders of Class A stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Shareholders are not entitled to vote cumulatively for the election of directors and no class of outstanding common stock acting alone is entitled to elect any directors.

     Transfer Restrictions. Class A stock is subject to certain limitations on transfer that do not apply to the common stock.

     Dividends and Liquidation. Holders of Class A stock and holders of our common stock have an equal right to receive dividends when and if declared by our board of directors out of funds legally available therefor. If a dividend or distribution payable in Class A stock is made on the Class A stock, we must also make a pro rata and simultaneous dividend or distribution on the common stock payable in shares of common stock. Conversely, if a dividend or distribution payable in common stock is made on the common stock, we must also make a pro rata and simultaneous dividend or distribution on the Class A stock payable in shares of Class A stock. In the event of our liquidation, dissolution, or winding up, holders of the shares of Class A stock and common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

     Optional Conversion Rights. Each share of Class A stock may, at any time and at the option of the holder, be converted into one fully paid and nonassessable share of common stock. Upon conversion, such shares of common stock would not be subject to restrictions on transfer that applied to the shares of Class A stock prior to conversion except to the extent such restrictions are imposed under applicable securities laws.

     The shares of common stock are not convertible into or exchangeable for shares of Class A stock or any other of our shares or securities.

     Other Provisions. Holders of Class A stock and common stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to either such class, nor is the Class A stock or the common stock subject to calls or assessments.

     Nasdaq National Market Listing. Our common stock is quoted on the Nasdaq National Market. The current rules of the National Association of Securities Dealers, Inc. (the "NASD") effectively preclude the trading or quotation through the Nasdaq National Market of any securities of an issuer which has issued securities or taken other corporate action that would have the effect of nullifying, restricting, or disparately reducing the per share voting of an outstanding class or classes of equity securities registered under section 12 of the Exchange Act. Certain national securities exchanges have adopted similar rules or policies. We do not intend to issue any additional shares of any stock that would make it ineligible for inclusion on the Nasdaq National Market or any national securities exchange. However, if we issue additional stock that causes us to become ineligible for continued inclusion on the Nasdaq National Market, then the ineligibility would be likely to materially reduce the liquidity of an investment in our common stock and would likely depress its market value below that which would otherwise prevail.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Our Restated Certificate of Incorporation allows us to issue up to 30,000,000 shares of preferred stock in one or more series and as may be determined by our board of directors who may establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preference and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof and to increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Our board of directors may authorize, without shareholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. Preferred stock could thus be issued quickly with terms designed to delay or prevent a change in control or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of our common stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Certain of our shareholders have registration rights. Under the agreements between us and the holders of registration rights, certain holders may under certain circumstances request that we file a registration statement under the Securities Act and, upon such request and subject to certain minimum size conditions, we will generally be required to use our best efforts to effect any such registration. We are not generally required to effect more than two such registrations. However, we are required under certain circumstances to effect an unlimited number of Form S-3 or similar short form registrations for such holders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.

     In addition, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify the holders noted above and to include in such registration all of the shares of our common stock requested to be included by such holders. In connection with this shelf registration statement, we have notified each of the holders who have registration rights and each holder, other than the selling securityholders listed in this prospectus or any supplement thereto, has either waived its rights to exercise its respective registration rights or is subject to a lock-up agreement.

RIGHTS PLAN

     In September 1996, we adopted a Shareholder Rights Plan. Our rights agreement provides that each of our common shares will have one right to purchase a unit consisting of one-thousandth of a preferred share at a purchase price of $120 per unit.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common shares and no separate certificates representing the rights will be distributed. The rights will separate from our common shares and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 20% of our outstanding common shares.

     After the rights separate from our common shares, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

     All of our common shares issued prior to the date the rights separate from the common shares will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common shares. We may redeem the rights by action of the Board of Directors, at which time the rights will terminate and the holder of the rights will have only the right to receive $0.01 per right. The rights will expire automatically on October 18, 2006 unless earlier redeemed or exchanged by us.

     If an acquiror obtains or has the right to obtain 20% or more of our common shares, then each right will entitle the holder to purchase a number of our common shares initially equal to two times the purchase price of each right, unless the acquisition is made pursuant to a tender or exchange offer for all of our outstanding shares at a price determined by a majority of our independent directors. In this event, rights held by the acquiring person shall become null and void.

     In certain circumstances, a right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the right's purchase price.

     Holders of rights will have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our rights agreement may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the shareholders. In addition, the rights should not interfere with a proxy contest.

                            SELLING SECURITYHOLDERS

     The notes were originally issued by us and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robertson Stephens, Inc. (the "initial purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.


     The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of January 23, 2002, and the percentages are based on $200,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $30.2512 per share.


     Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

     The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.


                               AGGREGATE PRINCIPAL                     NUMBER OF SHARES      PERCENTAGE OF
                                    AMOUNT AT         PERCENTAGE OF    OF COMMON STOCK         SHARES OF
                                MATURITY OF NOTES         NOTES            THAT MAY          COMMON STOCK
NAME                            THAT MAY BE SOLD       OUTSTANDING        BE SOLD(1)        OUTSTANDING(2)
----                           -------------------    -------------    ----------------    -----------------
Aristeia International
  Limited....................     $  5,460,000             2.73%            180,488                  *
Aristeia Partners, L.P.......     $  1,540,000                *              50,907                  *
Baker Biotech Fund I, L.P....     $  9,000,000              4.5%            297,508(3)               *
Baker Biotech Fund II,
  L.P........................     $  9,525,000             4.76%            314,863(4)               *
Baker Bros. Investments,
  L.P........................     $    750,000                *              24,792(5)               *
Baker Bros. Investments II,
  L.P........................     $  3,000,000              1.5%             99,169(6)               *
Baker/Tisch Investments,
  L.P........................     $  3,000,000              1.5%             99,169(7)               *
Calamos Market Neutral
  Fund.......................     $  3,225,000             1.61%            106,607                  *
Clinton Multistrategey Master
  Fund, Ltd..................     $  4,000,000              2.0%            132,226                  *
Clinton Riverside Convertible
  Portfolio Limited..........     $  7,500,000             3.75%            247,923                  *
Common Fund Event-Driven
  Company Ltd. ..............     $     90,000                *               2,975                  *
Consulting Group Capital
  Market Funds...............     $    250,000                *               8,264                  *
Continental Casualty
  Company....................     $  4,000,000              2.0%            132,226                  *
Deutsche Banc Alex Brown
  Inc........................     $ 18,000,000              9.0%            595,017               1.34%
Fidelity Select Portfolios:
  Biotechnology Portfolio....     $ 10,000,000              5.0%            330,565(8)               *
Fidelity Financial Trust:
  Fidelity Convertible
  Securities Fund............     $  1,750,000                *              57,848                  *
First Union International
  Capital Markets Inc........     $  5,000,000              2.5%            165,282                  *
Four Partners................     $ 20,000,000             10.0%            661,130(9)            1.49%
Fresno County Employees'
  Retirement Association.....     $    800,000                *              26,445                  *
General Electric Pension
  Trust......................     $  1,800,000                *              59,501                  *
Global Bermuda Limited
  Partnership................     $    400,000                *              13,222                  *
HFR Master Fund, Ltd. .......     $     25,000                *                 826                  *
Highbridge International
  LLC........................     $ 13,000,000              6.5%            429,734                  *
Honeywell International
  Pension Trust..............     $  1,400,000                *              46,279                  *
JP Morgan Securities Inc.....     $ 12,000,000              6.0%            396,678(10)              *
Lakeshore International,
  Ltd. ......................     $  1,600,000                *              52,890                  *
Levco Alternative Fund,
  Ltd. ......................     $  2,534,000             1.27%             83,765                  *
Lawrence N. Brandt...........     $  1,250,000                *              41,320                  *
Lyxor Master Fund............     $    188,000                *               6,214                  *
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated.......     $  8,775,000             4.39%            290,070                  *
Purchase Associates, L.P. ...     $    688,000                *              22,742                  *
Robertson Stephens...........     $ 15,000,000              7.5%            495,847               1.12%
Royal Bank of Canada.........     $  2,500,000             1.25%             82,641(11)              *
TQA Master Plus Fund, Ltd....     $  3,750,000             1.88%            123,961                  *

                               AGGREGATE PRINCIPAL                     NUMBER OF SHARES      PERCENTAGE OF
                                    AMOUNT AT         PERCENTAGE OF    OF COMMON STOCK         SHARES OF
                                MATURITY OF NOTES         NOTES            THAT MAY          COMMON STOCK
NAME                            THAT MAY BE SOLD       OUTSTANDING        BE SOLD(1)        OUTSTANDING(2)
----                           -------------------    -------------    ----------------    -----------------
UBS O'Connor LLC F/B/O UBS
  Global Equity Arbitrage
  Master Fund Ltd. ..........     $  6,000,000              3.0%            198,339                  *
UBS Warburg LLC..............     $  3,995,000              2.0%            132,060                  *
Vanguard Equity Income
  Fund.......................     $  6,000,000              3.0%            198,339                  *
Yield Strategies Fund I,
  L.P. ......................     $  3,000,000              1.5%             99,169                  *
Zurich Institutional
  Benchmarks.................     $    250,000                *               8,264                  *
All other holders of notes or
  future transferees,
  pledges, donees, assignees
  or successors of any such
  holders(12)(13)............     $  8,955,000             4.48%            296,035                  *
                                  ------------            -----           ---------              -----
Total........................     $200,000,000              100%          6,611,300(14)          13.11%(15)
                                  ============            =====           =========              =====


---------------
 *  Less than one percent (1%).

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     33.0565 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 43,826,969 common shares outstanding as of December 31, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Does not include 1,042,600 shares of common stock owned by Baker Biotech Fund I, L.P. in addition to the common stock into which such holder's notes are convertible.

(4) Does not include 1,691,000 shares of common stock owned by Baker Biotech Fund II, L.P. in addition to the common stock into which such holder's notes are convertible.

(5) Does not include 225,630 shares of common stock owned by Baker Bros. Investments, L.P. in addition to the common stock into which such holder's notes are convertible.

(6) Does not include 80,000 shares of common stock owned by Baker Bros. Investments II, L.P. in addition to the common stock into which such holder's notes are convertible.

(7) Does not include 296,150 shares of common stock owned by Baker/Tisch Investments, L.P. in addition to the common stock into which such holder's notes are convertible.


(8) Does not include 914,300 shares of common stock owned by Fidelty Select
    Portfolios: Biotechnology Portfolio in addition to the common stock into which such holders notes are convertible.



(9) Does not include 2,000,000 shares of common stock owned by Four Partners in addition to the common stock into which such holder's notes are convertible.



(10) Does not include 3,850 shares of common stock owned by JP Morgan Securities Inc. in addition to the common stock into which such holder's notes are convertible.



(11) Does not include 10,400 shares of common stock owned by Royal Bank of Canada in addition to the common stock into which such holder's notes are convertible.



(12) Information about other selling shareholders will be set forth in prospectus supplements, if required.



(13) Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.



(14) Represents the number of shares of common stock into which $200,000,000 of notes would be convertible at the conversion rate described in footnote 1 above.



(15) Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of December 31, 2001 plus the 6,611,300 shares of common stock into which the notes are convertible.

                              PLAN OF DISTRIBUTION

     The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated October 17, 2001 with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

     The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

     - directly; or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

     The notes and the shares of common stock may be sold from time to time in one or more transactions at:

     - fixed prices, which may be changed;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     The sales described in the preceding paragraph may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

     - in the over-the counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The notes were issued and sold in October 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

     Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

     - October 17, 2003;

     - the date when the notes and the shares of common stock issuable upon conversion of the notes (i) may be resold immediately without restriction pursuant to the volume limitation provisions of Rule 144(k) under the Securities Act or (ii) cease to be outstanding; and

     - the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period and will not exceed an aggregate of 120 days in any 12 month-period.

                                 LEGAL MATTERS

     Certain legal matters regarding the notes and the shares of common stock into which those notes are convertible will be passed upon for Regeneron by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The financial statements of Regeneron Pharmaceuticals, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Regeneron Pharmaceuticals, Inc. for the year ended December 31, 2000, except as they relate to Amgen-Regeneron Partners, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Amgen-Regeneron Partners, by Ernst & Young LLP, independent auditors, whose report thereon is incorporated by reference herein. Such financial statements have been so incorporated in reliance on the report of such independent accountants given on the authority of such firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Amgen-Regeneron Partners included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Amgen-Regeneron Partners' financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all fees and expenses in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........  $ 47,800
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    75,000
Printing expenses...........................................   100,000
Miscellaneous...............................................    27,200
                                                              --------
          Total.............................................  $325,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seven of the Registrant's Restated Certificate of Incorporation requires indemnification of the Registrant's officers and directs that such indemnification be made to the fullest extent permitted by the New York Business Corporation Law.

     Section 722 of the New York Business Corporation Law permits a corporation to provide for the indemnification of the members of its board of directors and its officers against actions or proceedings, or the threat thereof, by or in the right of the corporation. In order to receive indemnification, such director or officer must have (i) acted in good faith for a purpose which he reasonably believed was in the best interest of the corporation, and (ii) in the case of a criminal proceeding, also had no reasonable belief that such conduct was unlawful.

     Article IV of the Company's By-Laws provides that the directors and certain other personnel of the Company shall be indemnified against expenses and certain other liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of the Company, subject to certain qualifications and provided that each such person acted in good faith and in a manner that they reasonably believed was in the Company's best interest.

     Each of the directors has entered into an agreement with the Company that provides that the Company will indemnify such director to the fullest extent permitted by the New York Business Corporation Law. The Company maintains directors' and officers' liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

     Reference is made to the proposed Underwriting Agreement filed as Exhibit 1 to this Registration Statement for certain provisions relating to the indemnification of directors and officers of the Company against certain liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.1*    --   Indenture dated as of October 17, 2001 between Regeneron
               Pharmaceuticals, Inc. and American Stock Transfer & Trust
               Company, as trustee.
  4.2*    --   Form of 5 1/2% Convertible Senior Subordinated Note
               (included in Exhibit 4.1).
  4.3*    --   Pledge Agreement dated as of October 17, 2001 between
               Regeneron Pharmaceuticals, Inc. and American Stock Transfer
               & Trust Company, as trustee.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.4*    --   Registration Rights Agreement dated as of October 17, 2001, among Regeneron Pharmaceuticals, Inc., Merrill Lynch & Co.,
               Merrill Lynch, Pierce, Fenner & Smith Incorporated and
               Robertson Stephens, Inc.
  4.5     --   Stock Purchase Agreement dated January 13, 1988, by and
               between the Company, Leonard S. Schleifer and ML Venture
               Partners II, L.P. (the "Stock Purchase Agreement").
               Incorporated by reference to Exhibit 10.1 to Regeneron's
               Registration Statement on Form S-1 (File No. 33-39043) (the
               "Regeneron S-1").
  4.6     --   Amendment to the Stock Purchase Agreement dated March 3,
               1989. Incorporated by reference to Exhibit 10.2 to the
               Regeneron S-1.
  4.7     --   Letter Agreement dated November 27, 1989, amending the Stock
               Purchase Agreement. Incorporated by reference to Exhibit
               10.13 to the Regeneron S-1.
  4.8     --   Class B Convertible Preferred Stock Purchase Agreement dated
               November 22, 1988, by and between the Company and each
               purchaser set forth on Exhibit A thereto. Incorporated by
               reference to Exhibit 10.3 to the Regeneron S-1.
  4.9     --   Class D Convertible Preferred Stock Purchase Agreement dated
               August 31, 1990, by and between the Company and Amgen Inc.
               Incorporated by reference to Exhibit 10.9 to the Regeneron
               S-1.
  4.10    --   Registration Rights Agreement, dated as of July 22, 1993, by and between the Company and Glaxo Group Limited.
               Incorporated by reference to Exhibit 4.7 to Regeneron's
               Registration Statement on Form S-3 (File No. 33-66788).
  4.11    --   Registration Rights Agreement, dated as of April 15, 1996, by and between the Company and Amgen Inc. Incorporated by
               reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
  4.12    --   Registration Rights Agreement, dated as of June 27, 1996, by and between the Company and Medtronic, Inc. Incorporated by reference to Exhibit 10.6 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
  4.13    --   Registration Rights Agreement, dated as of December 11,
               1996, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.30 to Regeneron's Form 10-K for the fiscal year ended December
               31, 1996, filed March 26, 1997.
  4.14    --   Registration Rights Agreement, dated as of May 13, 1997, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30,
               1997, filed August 12, 1997.
  4.15    --   Form of Certificate of shares of common stock. Incorporated by reference to Exhibit (a) to the Company's Form 8-A, filed with the Commission on February 20, 1991.
 5*       --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12*       --   Computation of Ratio of Earnings to Fixed Charges
 23.1     --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
 23.2     --   Consent of Ernst & Young LLP, Independent Auditors.
 23.3*    --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
               Included in Exhibit 5.
24*       --   Powers of Attorney. Included in the signature page of this
               Registration Statement.
25*       --   A statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939, as amended, of American Stock
               Transfer & Trust Company, trustee under the Indenture.

---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in "Item 14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Tarrytown, State of New York on January 23, 2002.


                            REGENERON PHARMACEUTICALS, INC.

                            By: /s/  LEONARD S. SCHLEIFER, M.D., PH.D.
                               -------------------------------------------------
                                       Leonard S. Schleifer, M.D., Ph.D.
                                         President and Chief Executive
                                                    Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES LEONARD S. SCHLEIFER, AND MURRAY A. GOLDBERG, JOINTLY AND SEVERALLY, WITH FULL POWER TO EACH, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT (INCLUDING ANY POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT (OR ANY OTHER REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT) AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE PERSON(S) SO ACTING DEEMS APPROPRIATE AND APPOINTS EACH OF SUCH PERSONS, EACH WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT (INCLUDING ANY POST-EFFECTIVE AMENDMENT) TO THIS REGISTRATION STATEMENT (OR ANY OTHER REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT) AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREIN.


                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                         *                           Chairman of the Board           January 23, 2002
---------------------------------------------------
               P. Roy Vagelos, M.D.

       /s/ LEONARD S. SCHLEIFER, M.D., PH.D          President, Chief Executive      January 23, 2002
---------------------------------------------------    Officer and Director
         Leonard S. Schleifer, M.D., Ph.D              (Principal Executive
                                                       Officer)

                         *                           Executive Vice President,       January 23, 2002
---------------------------------------------------    Chief Scientific Officer,
        George D. Yancopoulos, M.D., Ph.D.             President, Regeneron
                                                       Research Laboratories and
                                                       Director

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                         *                           Senior Vice President, Finance  January 23, 2002
---------------------------------------------------    & Administration, Chief
                Murray A. Goldberg                     Financial Officer,
                                                       Treasurer, and Assistant
                                                       Secretary (Principal
                                                       Financial Officer)

                         *                           Controller and Assistant        January 23, 2002
---------------------------------------------------    Treasurer (Principal
                Douglas S. McCorkle                    Accounting Officer)

                         *                                      Director             January 23, 2002
---------------------------------------------------
                 Charles A. Baker

                         *                                      Director             January 23, 2002
---------------------------------------------------
              Michael S. Brown, M.D.

                         *                                      Director             January 23, 2002
---------------------------------------------------
           Alfred G. Gilman, M.D., Ph.D.

                         *                                      Director             January 23, 2002
---------------------------------------------------
             Joseph L. Goldstein, M.D.

                         *                                      Director             January 23, 2002
---------------------------------------------------
              Eric M. Shooter, Ph.D.

                         *                                      Director             January 23, 2002
---------------------------------------------------
                  George L. Sing

    *By: /s/ LEONARD S. SCHLEIFER, M.D., PH.D.              Attorney-In-Fact         January 23, 2002
---------------------------------------------------
            Leonard S. Schleifer, M.D., PH.D.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.1*    --   Indenture dated as of October 17, 2001 between Regeneron
               Pharmaceuticals, Inc. and American Stock Transfer & Trust
               Company, as trustee.
  4.2*    --   Form of 5 1/2% Convertible Senior Subordinated Note
               (included in Exhibit 4.1(b).
  4.3*    --   Pledge Agreement dated as of October 17, 2001 between
               Regeneron Pharmaceuticals, Inc. and American Stock Transfer
               & Trust Company, as trustee.
  4.4*    --   Registration Rights Agreement dated as of October 17, 2001, among Regeneron Pharmaceuticals, Inc., Merrill Lynch & Co.,
               Merrill Lynch, Pierce, Fenner & Smith Incorporated and
               Robertson Stephens, Inc.
  4.5     --   Stock Purchase Agreement dated January 13, 1988, by and
               between the Company, Leonard S. Schleifer and ML Venture
               Partners II, L.P. (the "Stock Purchase Agreement").
               Incorporated by reference to Exhibit 10.1 to Regeneron's
               Registration Statement on Form S-1 (File No. 33-39043) (the
               "Regeneron S-1").
  4.6     --   Amendment to the Stock Purchase Agreement dated March 3,
               1989. Incorporated by reference to Exhibit 10.2 to the
               Regeneron S-1.
  4.7     --   Letter Agreement dated November 27, 1989, amending the Stock
               Purchase Agreement. Incorporated by reference to Exhibit
               10.13 to the Regeneron S-1.
  4.8     --   Class B Convertible Preferred Stock Purchase Agreement dated
               November 22, 1988, by and between the Company and each
               purchaser set forth on Exhibit A thereto. Incorporated by
               reference to Exhibit 10.3 to the Regeneron S-1.
  4.9     --   Class D Convertible Preferred Stock Purchase Agreement dated
               August 31, 1990, by and between the Company and Amgen Inc.
               Incorporated by reference to Exhibit 10.9 to the Regeneron
               S-1.
  4.10    --   Registration Rights Agreement, dated as of July 22, 1993, by and between the Company and Glaxo Group Limited.
               Incorporated by reference to Exhibit 4.7 to Regeneron's
               Registration Statement on Form S-3 (File No. 33-66788).
  4.11    --   Registration Rights Agreement, dated as of April 15, 1996, by and between the Company and Amgen Inc. Incorporated by
               reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
  4.12    --   Registration Rights Agreement, dated as of June 27, 1996, by and between the Company and Medtronic, Inc. Incorporated by reference to Exhibit 10.6 to Regeneron's Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.
  4.13    --   Registration Rights Agreement, dated as of December 11,
               1996, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.30 to Regeneron's Form 10-K for the fiscal year ended December
               31, 1996, filed March 26, 1997.
  4.14    --   Registration Rights Agreement, dated as of May 13, 1997, by and between the Company and Procter & Gamble
               Pharmaceuticals. Incorporated by reference to Exhibit 10.3 to Regeneron's Form 10-Q for the quarter ended June 30,
               1997, filed August 12, 1997.
  4.15    --   Form of Certificate of shares of common stock. Incorporated by reference to Exhibit (a) to the Company's Form 8-A, filed with the Commission on February 20, 1991.
 5*       --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12*       --   Computation of Ratio of Earnings to Fixed Charges

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 23.1     --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
 23.2     --   Consent of Ernst & Young LLP, Independent Auditors.
 23.3*    --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
               Included in Exhibit 5.
24*       --   Powers of Attorney. Included in the signature page of this
               Registration Statement.
25*       --   A statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939, as amended, of American Stock
               Transfer & Trust Company, trustee under the Indenture.

---------------

* Previously filed.